Law Offices of
HERBERT DAVIS
A Professional Law Corporation

18653 Ventura Boulevard
Suite 335
Tarzana, California 91356-4515

Tel: (818) 881-0208
Fax: (818) 881-0016
herbdavislaw@sbcglobal.net

August 11, 2006

Melvin Wyman, CEO
Pop N Go, Inc.
12429 Putnam Street
Whittier, CA. 60602

Dear Mr. Wyman:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "1933 Act") for the registration of **252,233,152** shares of common stock, par value **$0.001** per share, of **Pop N Go, Inc**, a Delaware corporation (the "Company"). The Registration Statement includes registration of **240,000,000** shares of common stock subject to issuance under a Securities Purchase Agreement, dated as of **November 15, 2005** by and between the Company and **Cornell Capital Partners, LP**, plus additional shares in the amount of **12,233,152** on behalf of **Consultants and Others** (collectively, the "Shares"). Unless otherwise defined herein, capitalized terms in this opinion letter have the meaning ascribed to them in the Securities Purchase Agreement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic originals of all documents submitted to us as copies thereof, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date hereof. We have not verified any of these assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Yours truly,

Herbert Davis